EXHIBT 99.1

GRANT PRIDECO, INC. LETTERHEAD

     (a) FOR IMMEDIATE RELEASE

Investor Relations Contacts:
Jay M. Mitchell
Treasurer
(281) 878-5610
jay.mitchell@grantprideco.com

Matthew D. Fitzgerald
Senior Vice President and CFO
(281) 878-5605
matt.fitzgerald@grantprideco.com

GRANT PRIDECO REPORTS NET INCOME MORE THAN DOUBLED ON 18% REVENUE INCREASE

HOUSTON, TEXAS, October 28, 2004 – Grant Prideco, Inc. (NYSE:GRP) announced third quarter 2004 net income more than doubled to $18.7 million ($0.15 per share) on revenues of $250.3 million compared to net income of $7.5 million ($0.06 per share) on revenues of $212.9 million in last year’s third quarter. These increases were a result of improved performance in each of the Company’s operating segments driven by increased drilling activity. Net income for the third quarter of 2004 included other charges of $3.8 million pre-tax ($0.02 per share) and net gains from asset sales of $2.2 million pre-tax ($0.01 per share).

Operating Income Margins Increase to 15%

Consolidated revenues increased $37.3 million, or 18%, in the third quarter of 2004 compared to last year’s third quarter. Consolidated operating income margins increased from 10.5% in last year’s third quarter to 14.6% in the third quarter of 2004, which includes other charges of $3.8 million ($3.6 million non-cash) related to the relocation of the Company’s corporate offices in September 2004. The improvement was a result of sales increases across most of the Company’s product lines and operating efficiencies resulting from improved utilization, Drilling Products and Services’ rationalization program and Tubular Technology and Services’ restructuring program, both implemented earlier in 2004.

Other operating expenses (sales and marketing, general and administrative, and research and engineering) as a percentage of revenues decreased slightly in the third quarter of 2004 to 23.7% from 24.4% in last year’s third quarter reflecting the positive effects from the Company’s rationalization and restructuring programs.

Other Income (Expense)

Interest expense decreased by $0.4 million due to lower debt balances compared to the prior year. Earnings from the Company’s unconsolidated affiliates increased to a $0.6 million profit compared to a loss of $0.6 million in last year’s third quarter. This improvement primarily reflects increased equity income from the Company’s investment in Voest-Alpine partially offset by increased development spending in the Company’s IntelliServ™ joint venture. Other, net in the third quarter of 2003 included a $2.2 million gain from the sale of the Company’s Rotator control valve business and the third quarter of 2004 included net gains on sales of assets of $2.2 million.

The Company’s year to date effective tax rate was 32%, which resulted in the lowering of the third quarter’s tax rate to 30% due to the cumulative effect of the reduction from the previous quarters’ (June 30, 2004) year to date tax rate of 34%. The rate decrease was primarily attributable to lower expected foreign taxes due to the favorable renegotiation of a tax holiday for certain foreign operations.

     SEGMENT RESULTS

     Drilling Products and Services

     Revenues for the Drilling Products and Services segment increased 22% in the third quarter to $106.1 million. Operating income margins increased from 17% in last year’s third quarter to 24% in the third quarter of 2004. These improvements reflect a 6% increase in drill pipe footage sold and increased sales of other drill stem products, which include heavyweight drill pipe, drill collars and tool joints. In addition, this segment’s results reflect the benefits from the rationalization program implemented at the beginning of the year, which increased facility utilization and provided efficiency improvements.

     Drill Bits

     Revenues for the Drill Bits segment increased 17% in the third quarter to $79.5 million. This increase was primarily attributable to increased revenues in the U.S., which substantially exceeded the 13% increase in U.S. active rigs year-over-year. This segment continues to have strong success in its new product lines, which include ReedHycalog’s rotary steerable bit technologies and directional products, ReedHycalog’s TReX™ diamond technology and, more recently, the introduction of the TuffCutter™, TuffDuty™ and Titan™ lines of roller-cone products. In addition, this segment expanded its presence in the “bi-center” bit market with the acquisition of Drilling Products International in September 2004. Operating income increased by $2.3 million.

     Tubular Technology and Services

     Revenues for the Tubular Technology and Services segment increased 13% in the third quarter to $64.6 million. Operating income margins increased from 3% in last year’s third quarter to 13% in the third quarter of 2004. These increases reflect improved results at the segment’s XL Systems, TCA and Premium divisions due to overall increased drilling activity, strong mill activity, low distributor inventory levels and the benefit of cost cutting initiatives implemented since last year. These increases were partially offset by decreased revenues at the segment’s Tube-Alloy division as its revenues were negatively impacted by the storms in the Gulf of Mexico. In addition, the third quarter of 2003 includes the results of the Company’s Rotator division that the Company sold in September 2003.

     Other

     Revenues for the Other segment in the third quarter were $0.1 million compared to $1.0 million in last year’s third quarter. Operating loss was $0.3 million in the third quarter compared to an operating loss of $1.7 million in last year’s third quarter. These decreases reflect the exiting of the Company’s industrial product lines during 2003.

     Corporate

     Corporate expenses for the third quarter of 2004 were $12.4 million, which includes other charges of $3.8 million related to the relocation of the Company’s corporate offices in September 2004, compared to $6.0 million in last year’s third quarter. Excluding the charge, the increase was primarily due to higher incentives, costs related to the implementation of Sarbanes-Oxley and depreciation of the Company’s new ERP system.

     CEO COMMENTS

     The Company’s Chairman, President and CEO, Michael McShane, commented, “We are pleased with our continued earnings growth, which is largely driven by successful cost cutting and manufacturing rationalization initiatives as well as market improvement for our products, especially at our Drilling Products and Tubular Technology segments. This is particularly impressive within the Tubular Technology segment, which improved despite continued weakness in the Gulf of Mexico.

     “Looking forward, we see continued sequential earnings growth for next quarter. We anticipate drilling activity will remain strong. Our backlog is approximately 70% higher than the start of the year, which should lead to continued revenue growth, and we should soon begin to see the positive effects of pricing initiatives at our Drilling Products and Drill Bits segments. Overall, we anticipate the fourth quarter of this year will benefit from continued strong drilling activity, including seasonal increases in Canada. As a result, our per share earnings should continue to improve in the fourth quarter to between $0.17 and $0.20.”

     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements.

GRANT PRIDECO, INC.
STATEMENTS OF OPERATIONS

(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues	$250,260	$212,928	$695,032	$577,056
Costs and Expenses:
Cost of sales	150,575	138,590	423,958	390,434
Sales and marketing	33,431	29,920	93,290	75,993
General and administrative	20,859	17,076	60,222	48,946
Research and engineering	4,978	4,966	15,292	13,029
Other charges	3,803	—	9,035	78

	213,646	190,552	601,797	528,480

Operating Income	36,614	22,376	93,235	48,576
Other Income (Expense):
Interest expense	(10,352)	(10,800)	(31,342)	(32,674)
Other, net	1,609	1,742	3,971	10,026
Equity income (loss) in unconsolidated affiliates	559	(568)	272	1,103

	(8,184)	(9,626)	(27,099)	(21,545)

Income from Continuing Operations Before Income Taxes	28,430	12,750	66,136	27,031
Income Tax Expense	(8,403)	(4,462)	(21,162)	(9,456)

Income from Continuing Operations Before Minority Interests	20,027	8,288	44,974	17,575
Minority Interests	(1,326)	(883)	(4,107)	(2,339)

Income from Continuing Operations	18,701	7,405	40,867	15,236
Income (Loss) from Discontinued Operations, Net of Tax	21	79	(9,222)	108

Net Income	$18,722	$7,484	$31,645	$15,344

Basic Net Income Per Share:
Basic income from continuing operations	$0.15	$0.06	$0.33	$0.13
Income (loss) from discontinued operations	0.00	0.00	(0.07)	0.00

Net income	$0.15	$0.06	$0.26	$0.13
Basic weighted average shares outstanding	123,805	121,775	122,874	121,597
Diluted Net Income Per Share:
Diluted income from continuing operations	$0.15	$0.06	$0.32	$0.12
Income (loss) from discontinued operations	0.00	0.00	(0.07)	0.00

Net income	$0.15	$0.06	$0.25	$0.12
Diluted weighted average shares outstanding	126,603	123,308	125,525	123,311
CASH FLOW DATA:
Depreciation and Amortization	$10,017	$11,071	$31,778	$32,200
Cash Provided by Operating Activities	29,834	10,524	77,964	60,758
Cash Used in Investing Activities	(22,354)	3,649	(36,331)	(16,044)
Cash Used in Financing Activities	(6,780)	(20,387)	(25,899)	(51,872)
Capital Expenditures (a)	8,796	8,573	29,529	28,386

	September 30,	December 31,
	2004	2003
BALANCE SHEET DATA:	(Unaudited)
Total Assets	$1,309,565	$1,262,061
Total Debt	403,251	437,926
Total Liabilities	641,023	655,947
Stockholders’ Equity	668,542	606,114
Backlog at Period Ended	$207,380	$120,636

(a)	Capital expenditures for property, plant, and equipment exclude acquisitions of businesses.

SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
(Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
Drilling Products and Services	$106,083	$86,650	$282,007	$219,861
Drill Bits	79,492	68,081	235,335	178,056
Tubular Technology and Services	64,570	57,203	175,815	170,378
Other	115	994	1,875	8,761

	$250,260	$212,928	$695,032	$577,056

Operating Income (Loss):
Drilling Products and Services	$24,942	$15,046	$57,216	$29,759
Drill Bits	15,700	13,425	51,608	36,543
Tubular Technology and Services	8,705	1,580	12,880	6,033
Other	(287)	(1,714)	(1,994)	(9,035)
Corporate	(12,446)	(5,961)	(26,475)	(14,724)

	$36,614	$22,376	$93,235	$48,576

Depreciation and Amortization:
Drilling Products and Services	$3,512	$3,742	$11,394	$10,786
Drill Bits	2,614	2,689	8,674	7,999
Tubular Technology and Services	3,093	3,238	9,372	9,710
Other	29	890	177	2,477
Corporate	769	512	2,161	1,228

	$10,017	$11,071	$31,778	$32,200

Capital Expenditures for Property, Plant and Equipment:
Drilling Products and Services	$853	$2,491	$7,674	$13,553
Drill Bits	5,848	2,177	13,922	4,190
Tubular Technology and Services	401	2,192	4,069	6,109
Other	—	215	446	916
Corporate	1,694	1,498	3,418	3,618

	$8,796	$8,573	$29,529	$28,386

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